Exhibit 10.3

March 26, 2018

Margaret Echerd

By email:

Dear Margaret:

Vaxart (the “Company”) is pleased to offer you the position of Corporate Controller with a start date of April 9, 2018. This is a regular, 80%-time position, reporting to John Harland, the Company’s Chief Financial Officer.

Salary, Bonus Rate and Benefits

 You will he paid a pro-rated salary at the rate of $180,000 per year. Your monthly salary will be paid once per month pursuant to the Company’s regular payroll policy. Your salary will be reviewed approximately annually as part of the Company’s normal performance and salary review process.

You will be eligible to participate in Vaxart’s corporate bonus program. Bonuses are paid annually at the discretion of Vaxart’s Board and management, based on both the success of the Company in meeting its goals and the performance of the individual. Your bonus potential is 25% of your salary earned in the calendar year. You must be employed at the Company on March 31 of the following year to be eligible for the bonus.

The Company will provide you with the opportunity to participate in the. standard benefit plans available to other similarly situated employees) subject to any eligibility requirements imposed by such plans. Benefits may be changed at any time at the discretion of the Company. Currently, the employee contribution for an employee and spouse is approximately $235 per month.

You will be entitled to paid vacation earned at the pro-rated rate of 1.00 vacation day per month worked (equivalent to three weeks per year for full-time employment) prorated for the days worked .in the initial month. Vacation may be accrued up to a maximum of 200 days. You will also be entitled to paid holidays consistent with the Company’s standard holidays each year. Sick leave is accrued at the rate of 1 hour for every 30 hours worked (up to a maximum of 180 hours). Vacation may not be taken before it is accrued, without senior management approval, and your balance may not go negative.

You will be eligible to join Vaxart’s 40l(k) Plan. Currently there is no matching. We will be proposing matching of the first 3% to the Compensation Committee.

Grant of Stock Options

The structure of our stock option awards has yet to be determined. We will recommend to the Board that you receive an award that is indicated by the structure approved by the Compensation Committee. We will be working with a consultant and the Compensation Committee to set up a structure as soon as is practicable. Our employee stock options vest over 48 months with a 12-month cliff.

At-Will Employment

Your employment with the Company is “at-will.” That means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. In addition, your job duties, title, responsibilities, reporting level, compensation and benefits; as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee except by way of a written agreement expressly altering the at-will employment relationship and signed by you and the Company’s CEO.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and eligibility to work in the United States on or before your third day of employment.

•	Your signed agreement to, and ongoing compliance with the terms of our Employee Proprietary Information and Inventions Agreement.

•

Your execution and return of this letter to me no later than March 28, 2018, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that: (a) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (b) you have no and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer; and the conditions of this offer are satisfied, this offer and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. This letter shall supersede any existing employment arrangement or agreement with the Company. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the CEO. California law shall govern this letter. If any provision of this letter is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

***

We look forward to your accepting this offer and our having a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below and return a copy to John at              .

Please bring your INS Form I-9 required identification and proof of authorization to work.

If you have any questions regarding this letter, please feel free to contact John or me.

Sincerely,

/s/ Wouter Latour, M.D.

Wouter Latour, M.D.

Chief Executive Officer

I accept the above offer, and will begin employment on the date noted above.

Dated: March 26, 2018	/s/ Margaret Echerd
Signature

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